Filed Pursuant to Rule 433
Registration Nos. 333-285115
and 333-285115-01
May 20, 2026
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated May 20, 2026)

Issuer:	Southern Company Gas Capital Corporation
Guarantor:	Southern Company Gas
Security:	Series 2026A 6.05% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2056
Format:	SEC Registered
Trade Date:	May 20, 2026
Expected Settlement Date:	May 22, 2026 (T+2)
Expected Ratings:*	Baa2 (Stable) / BBB (Stable) / BBB- (Stable) (Moody’s/ Standard & Poor’s/Fitch)
Principal Amount:	$500,000,000
Over-allotment Option:	None
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Initial Public Offering Price:	100.000%
Maturity Date:	September 15, 2056
Interest Rate:	(i) from and including the date of original issuance to, but excluding, September 15, 2031 at an annual rate of 6.05% and (ii) from and including September 15, 2031 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.822%; provided, that the interest rate during any Interest Reset Period will not reset below 6.05%
Optional Deferral:	Up to 10 consecutive years per deferral
Optional Redemption:	Redeemable, in whole or in part, (i) on any day in the period commencing on the date falling 90 days prior to the first Interest Reset Date and ending on and including the first Interest Reset Date and (ii) after the first Interest Reset Date, on any Interest Payment Date, in each case at 100% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)
Call for Tax Event:	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)
Call for Rating Agency Event:	In whole, but not in part, at 102% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)
Call for Tax Credit Event:	In whole, but not in part, at 101% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest) (notice may be issued no later than December 31, 2026, for a redemption not less than 15 nor more than 60 days after such notice)
Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026
CUSIP/ISIN:	8426EP AL2/US8426EPAL25
Joint Book-Running Managers:	Barclays Capital Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. Truist Securities, Inc.
Co-Managers:	BBVA Securities Inc. CIBC World Markets Corp. Regions Securities LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The terms “Additional Interest,” “Five-Year Treasury Rate,” “Interest Reset Date,” “Interest Reset Period,” “Rating Agency Event,” “Reset Interest Determination Date,” “Tax Credit Event” and “Tax Event” have the meanings ascribed to them in the issuer’s Preliminary Prospectus Supplement dated May 20, 2026.
Southern Company Gas and Southern Company Gas Capital Corporation have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Southern Company Gas and Southern Company Gas Capital Corporation have filed with the SEC for more complete information about Southern Company Gas, Southern Company Gas Capital Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Southern Company Gas, Southern Company Gas Capital Corporation, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Southern Company Gas collect at 1-404-506-5579, Barclays Capital Inc. toll free at 1-888-603-5847, PNC Capital Markets LLC toll free at 1-855-881-0697, Scotia Capital (USA) Inc. toll free at 1-800-372-3930 or Truist Securities, Inc. toll free at 1-800-685-4786.